Exhibit 107

Filing Fee Table

Form S-3

(Form Type)

NUVATION BIO INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.0001 per share	457(c)	115,660,186(2)	$3.77(3)	$436,038,901.22(3)	.0001476	$64,359.35

Equity	Warrants to purchase Class A common stock	457(i)	2,893,731(4)	$—	$—	.0001476	$—(5)

Total Offering Amounts					$436,038,901.22	—	$64,359.35

Total Fees Previously Paid					—	—	—

Total Fee Offsets					—	—	—

Net Fee Due					—	—	$64,359.35

(1)

In the event of a stock split, stock dividend or other similar transaction involving shares of Class A common stock, par value $0.0001 per share (“common stock”) of Nuvation Bio Inc. (the “Registrant”), in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically increased to cover the additional shares of common stock in accordance with Rule 416(a) under the Securities Act.

(2)

Consists of the resale of (i) 27,646,255 shares of common stock, (ii) 85,120,200 shares of common stock that are issuable upon the conversion of 851,202 shares of Series A Non-Voting Convertible Preferred Stock, and (iii) 2,893,731 shares of common stock that are issuable upon the exercise of the Merger Warrants (as defined below).

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Common Stock on July 31, 2024, as reported on the New York Stock Exchange.

(4)	Consists of the resale of the Merger Warrants.
(5)

In accordance with Rule 457(i), the entire registration fee for the Merger Warrants is allocated to the shares of common stock underlying the Merger Warrants, and no separate fee is payable for the Merger Warrants.